Exhibit 5.1

ERIN E. RACCAH SENIOR COUNSEL, EXECUTIVE COMPENSATION	INTERNATIONAL PLACE III 6400 POPLAR AVENUE MEMPHIS, TN 38197 T 901-419-3874 F 901-214-1833 erin.raccah@ipaper.com

October 20, 2008

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

Ladies and Gentlemen:

I am Senior Counsel, Executive Compensation, of International Paper Company, a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization and issuance of 32,000,000 shares of the Company’s Common Stock, par value $1.00 (the “Shares”), in connection with the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan (the “Plans”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Erin E. Raccah
Erin E. Raccah, Esq.